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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Analysts International Corp.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANALYSTS INTERNATIONAL

2005
Annual Meeting of Shareholders

Notice of Annual Meeting and Proxy Statement

3601 West 76th Street
Edina MN 55435

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ANALYSTS INTERNATIONAL CORPORATION

Notice is hereby given to the holders of the shares of Common Stock of Analysts International Corporation that the Annual Meeting of Shareholders of the Company will be held at the Thrivent Financial Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55415 on Wednesday, May 26, 2005 at 3:00 p.m. Central Daylight Time, to consider and act upon the following matters:

  1.
  To elect eight members to the Board of Directors.

  2.
  To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm to examine the Company's accounts for the year ending December 31, 2005.

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 31, 2005 will be entitled to vote at the meeting and adjournments of the meeting.

You are cordially invited to attend the meeting. Even if you do not plan to attend the meeting, we urge you to sign, date and return the proxy at once in the enclosed envelope.

                      By the Order of the Board of Directors

                      Colleen M. Davenport
                       Secretary

April 22, 2005
Edina, Minnesota
(approximate date of mailing)

3601 West 76th Street
Edina MN 55435

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Outstanding Shares and Voting Rights

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form, for use at the 2005 Annual Meeting of Shareholders of the Company on May 26, 2005, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof. Shares will be voted in the manner directed by the shareholders through their proxies, Internet voting or telephone voting. As of the record date, March 31, 2005, there were 24,626,050 shares of common stock outstanding and entitled to be voted. Each share is entitled to one vote. Cumulative voting is not permitted.

Proxy cards that are signed by shareholders but lack any such specification will be voted in favor of the proposals as set forth herein. A shareholder giving a proxy may revoke it at any time before it is exercised by (a) delivering to the Secretary of the Company, at or prior to the meeting, a later dated duly executed proxy relating to the same shares, or (b) delivering to the Secretary of the Company, at or prior to the meeting, a written notice of revocation bearing a later date than the proxy. Any written notice or proxy revoking a previously submitted proxy should be sent to Analysts International Corporation, 3601 West 76th Street, Edina, Minnesota 55435, Attention: Colleen M. Davenport, Secretary.

Alternatively, in lieu of returning signed proxy cards, shareholders of record can vote their shares over the Internet or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders' identities, to allow shareholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. The proxy card covers the number of shares to be voted, including any shares held for those who own shares of common stock through the Analysts International Savings and Investment Plan.

The enclosed proxy card also serves as a voting instruction to the Trustee of the Analysts International Savings and Investment Plan for shares held in the Plan as of the record date, provided that instructions are furnished over the Internet or by telephone by May 25, 2005, or that the card is signed, returned, and received by the Trustee no later than May 25, 2005.

If instructions are not received over the Internet or by telephone by May 25, 2005, or if the signed proxy card is not returned and received by May 25, 2005, the shares in the Plan will be voted by the Trustee in proportion to the shares for which the Trustee receives timely voting instructions.

Directors will be elected by a favorable vote of a plurality of the common shares cast with respect to the election of directors. The affirmative vote of a majority of the common shares voting at the meeting is required for the ratification of the appointment of auditors.

All shares voted by proxy, including abstentions, will be counted in determining whether a quorum is present at the meeting. Abstentions and broker non-votes will not affect the two proposals to be acted upon at the meeting.

Solicitation of Proxies

Solicitation will be conducted primarily by mail, and, in addition, directors, officers and employees of the Company may solicit proxies personally, by telephone or by mail at no additional compensation to them. The Company will reimburse brokerage houses and other custodians for their reasonable expenses in forwarding proxy materials to beneficial owners of common stock. The Company has retained D. F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist with solicitation of proxies from brokerage houses and other custodians who are record holders of shares owned beneficially by others, the estimated cost of which is $5,500 plus out-of-pocket expenses.

CORPORATE GOVERNANCE

The business affairs of the Company are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Company's Articles of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company's business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees, among other activities. The corporate governance practices that the Company follows are summarized below.

Board Independence, Independent Committees and Communications to Board

Majority Independent Board/Executive Sessions

The Company's Board of Directors is currently comprised of a total of nine members. Six of the members are "independent" as defined by the rules and regulations of Nasdaq and the Securities and Exchange Commission. Six of the nominees proposed for election herein are "independent" as defined by the rules and regulations of Nasdaq and the Securities and Exchange Commission.

The current independent directors are: Krzysztof K. Burhardt, Willis K. Drake, Michael B. Esstman, Margaret A. Loftus, Edward M. Mahoney, and Robb L. Prince. The independent directors hold regularly scheduled executive sessions, generally in conjunction with regularly scheduled board meetings, but in no event less than two times per year. Directors John D. Bamberger, Michael J. LaVelle and Frederick W. Lang are precluded from being considered independent since they are or were within the last three years executive officers of the Company.

Code of Ethical Business Conduct and Code of Ethics for Senior Financial Executives

The Board of Directors has adopted a Code of Ethical Business Conduct that applies to all employees of the Company and a Code of Ethics for Senior Financial Executives (collectively "Code of Ethics"). The Code of Ethics are publicly available free of charge in the Investor Relations section of the Company's website at www.analysts.com. If any substantive amendments to the Code of Ethics are made or a waiver granted to the Company's executive officers, including any implicit waiver from a provision of the Code of Ethics, the Company will disclose the nature of such amendments or waiver on the Company's website at www.analysts.com or in a report on Form 8-K.

Board Committees and Compensation

The three standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nomination/Governance Committee.

  Audit Committee

The members of the Audit Committee, all of whom are non-employee directors, are: Edward M. Mahoney (Chair), Michael B. Esstman and Robb L. Prince. All of the members of the Audit Committee are "independent" as defined by the rules and regulations of Nasdaq and the Securities and Exchange Commission. The Committee held four meetings during the past fiscal year, and Committee members consulted with one another on Committee matters between meetings. The Committee's purpose is to oversee the majority of the Company's accounting and financial reporting policies and practices and to assist the Board of Directors in fulfilling its fiduciary and corporate accountability responsibilities.

  Audit Committee Duties and Responsibilities

The Committee's responsibilities include: i) appointment, retention and compensation of the Company's independent registered public accounting firm; ii) review and approval of the scope of the annual audit as proposed by the independent registered public accounting firm; iii) review of the results of the annual audit and quarterly reviews conducted by the independent registered public accounting firm; iv) review and pre-approval of non-audit services to be rendered by the Company's independent registered public accounting firm; v) maintaining a system for anonymous reporting of accounting irregularities; and vi) considering recommendations of the independent registered public accounting firm regarding the Company's system of internal accounting controls and financial reporting.

The Committee's responsibilities also include conducting executive sessions with the external auditors, management, the Chief Financial Officer and internal audit staff as necessary, reviewing the performance of the external auditors and discharging them if necessary. The

Company's independent registered public accounting firm always have direct access to Audit Committee members. The Committee is required to prepare and present an annual report to the Board as called for in the Committee's Charter. This Proxy Statement provides further information about the Audit Committee under the caption "Report of the Audit Committee."

The Audit Committee Charter, previously adopted and amended by the Company's Board of Directors, further describes the role of the Audit Committee in overseeing the Company's financial reporting process. The Charter is attached to the 2004 Proxy Statement as Appendix A and is available free of charge in the Investor Relations section of the Company's website.

  Audit Committee Financial Expert

The Board of Directors has determined that Robb L. Prince is an "audit committee financial expert" as defined by the Securities and Exchange Commission. He served as Vice President and Treasurer of Jostens, Inc. from 1982 to 1995, during which time Jostens was publicly traded on the New York Stock Exchange. Mr. Prince also served as a member of the Audit Committee of the Fortis Companies, a New York Stock Exchange Company, for approximately ten years. For approximately three of those years, he served as chair of the Fortis Companies' audit committee.

The Board based its determination on the following factors. As Vice President and Treasurer at Jostens, Mr. Prince was responsible for Jostens' accounting function for approximately seven years and the company's internal audit function for approximately three years. His responsibilities in overseeing the accounting and internal audit functions required an understanding of generally accepted accounting principles and financial statements and the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves.

Mr. Prince's duties at Jostens also required him to analyze and evaluate financial statements and to supervise one or more people in the preparation, audit, analysis or evaluation of financial statements. The Board of Directors also has concluded that the complexity of the accounting issues raised by Mr. Prince's duties at Jostens presented a breadth and level of complexity of accounting issues generally comparable to those raised by Analysts International's financial statements. In overseeing the internal audit function at Jostens, Mr. Prince gained an understanding of internal controls and procedures for financial reporting. Finally, Mr. Prince's lengthy service on the audit committee at Fortis Companies, and his tenure as chair of the committee, provided him with experience and an understanding of audit committee functions.

  Compensation Committee

The members of the Compensation Committee are: Margaret A. Loftus (Chair), Krzysztof K. Burhardt and Edward M. Mahoney. All of the Committee members are independent directors. The Committee held three meetings and took action on stock option grants at regular board meetings. The Committee took two actions without meeting during the fiscal year. Committee members also consulted with one another on Committee matters during the year. The Committee's purpose is to monitor management compensation for consistency with corporate objectives and shareholders'

interests. It approves the annual salaries and incentive plans for executive officers, monitors and administers retirement plans for executive officers, grants options under the Company's employee stock plans, performs an annual review of the Chief Executive Officer and oversees and monitors compensation plans for other key management positions.

  Nomination/Governance Committee

The Nomination/Governance Committee is comprised of five non-employee directors who are "independent" as defined under the rules and regulations of Nasdaq and the Securities and Exchange Commission. The current members of the Committee are Robb L. Prince (Chair), Krzysztof K. Burhardt, Willis K. Drake, Michael B. Esstman and Margaret Loftus. The Committee held six meetings during the fiscal year and took four actions without meeting during the fiscal year. Committee members consulted with one another on Committee matters throughout the year.

  Nomination/Governance Committee Duties and Responsibilities

The Committee is responsible for: i) developing, reviewing and revising the Company's corporate governance standards, and codes of conduct; ii) policies and processes for evaluation of all Board members and the chairperson, election or reelection of Board members and succession planning; iii) reviewing the skills composition of the Board and making recommendations based thereon; and iv) overseeing organization, membership and evaluation of Board committee members. In addition, the Committee also meets as necessary to consider the nomination and screening of the Board candidates and the performance of Board members.

A copy of the Nomination/Governance Committee Charter, which has been adopted by the Company's Board of Directors and further describes the role of Committee, is attached to the 2004 Proxy Statement as Appendix B and is available free of charge in the Investor Relations section of the Company's website.

  Policies Concerning Nomination Process

The Nomination/Governance Committee believes that candidates for directors should have certain minimum qualifications, including possessing the ability to read and understand basic financial statements; being under 72 years of age (except those directors already serving on the Board prior to December 13, 2002); having experience with the Company's business and industry or experience in general business practices; having high moral character and mature judgment; being able to work collegially with others; and not currently serving on more than four Boards of public companies. The Nomination/Governance Committee reserves the right to modify these minimum qualifications from time to time.

The Nomination/Governance Committee will consider candidates for nomination as a candidate recommended by shareholders, directors, third party search firms engaged by the Company and other sources. In evaluating director nominees, the Committee considers the following factors: i) the appropriate size and the diversity of the Company's Board of Directors; ii) the needs of the Board with respect to the particular talents and experience of its directors; iii) the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board; iv) familiarity with domestic and international business matters; v) experience with accounting rules and practices; vi) appreciation of the relationship between the Company's business and changes in the Company's industry and business in general; and viii) the desire to balance the considerable benefit of board continuity with the periodic injection of the fresh perspective provided by new members.

A shareholder who wishes to recommend one or more directors must provide a written recommendation to the Company at the address below. Notice of a recommendation must include the name and address of the shareholder making the recommendation and the class and number of shares such shareholder owns. With respect to the person being recommended, the shareholder should include the recommended person's name, age, business address, residence address, current principal occupation, five-year employment history with employer names and a description of the employer's business, the number of shares beneficially owned by the recommended person, whether such person can read and understand basic financial statements, and board membership, if any.

The Nomination/Governance Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation.

Analysts International Corporation
ATTN: Corporate Secretary
3601 West 76th Street
Edina, MN 55435

Communications with the Board

The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any of the directors c/o Corporate Secretary, Analysts International Corporation, 3601 West 76th Street, Edina, MN 55435. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

Board Meetings and Fees

During the past fiscal year, the Board of Directors held six meetings. The Board of Directors took 11 actions without meeting during the fiscal year. Each of the incumbent directors attended at least 96% of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served, during the period for which such person has been a director or committee member.

Non-employee directors each receive a quarterly fee of $5,000 and fees of $1,000 for each Board of Directors meeting attended. Committee Chairs receive $1,500 for each committee meeting attended, and committee members receive $1,000 for each committee meeting attended. Pursuant to the 2004 Equity Incentive Plan, the non-employee directors received an option to purchase 8,000 shares of common stock of the Company on

January 3, 2005, at an exercise price of $4.04 per share. The exercise price of the options is the fair market value of Analysts International common stock on the date of grant. Each option has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the date of grant and continuing for the three successive anniversaries thereafter. In the event of the retirement (as defined in the Plan) or death of a non-employee director, all options granted to such director are immediately exercisable. The non-employee directors also received 1,000 restricted shares under the 2004 Equity Incentive Plan on January 3, 2005.

Attendance at Annual Shareholders Meeting

The Company expects directors to attend the Annual Shareholders Meeting. The Company recently formalized its policy that all directors attend the Annual Meeting. The policy also provides that, in the event that a director is unable to attend the Annual Meeting, the director must send a written notice at least ten (10) days prior to such meeting, or as soon as practicable in the event of sudden or emergent circumstances. All of our Board members attended the 2004 Annual Shareholders Meeting, except Frederick Lang, who was unable to attend.

PROPOSAL NUMBER ONE

Election of Directors

Nominees

The Bylaws of the Company provide that Board of Directors shall consist of seven or more directors. The Nomination/Governance Committee recommended to the Board the following persons to be elected as directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend. Unless otherwise instructed by the shareholder, the proxy holders will vote the proxies received by them for the Company's nominees named below.

Willard W. Brittain,  57,
is the Chairman & Chief Executive Officer of Professional Resources on Demand (Preod), a flexible staffing and executive search company. Prior to joining Preod, he was the Chief Operating Officer of PwC Consulting and PricewaterhouseCoopers LLP ("PwC"), where he worked for 28 years. Prior to serving as Chief Operating Officer of PwC, Mr. Brittain served as PwC's Vice Chairman, Services, Managing Partner of the Washington, DC office and served on the firm's Policy Board. Prior to these positions, Mr. Brittain was Managing Partner, Management Consulting Services and Office Managing Partner—Office of Government Services. Mr. Brittain is also on the Boards of Directors of the National Urban League and the New York City YMCA. He was appointed to the Board effective April 15, 2005.

Krzysztof K. Burhardt,  62,
is a Partner at Clotho & Associates, a firm specializing in the identification of technical and business ventures. Prior to joining Clotho & Associates, Mr. Burhardt was Vice President Technology at Honeywell International from June 1999 to August 2000 and Vice President, Honeywell Technology Center at Honeywell, Inc. from May 1998 to June 1999. From 1995 to 1998, he was Vice President and Chief Technology Officer at Imation Corporation. He has been a director since December 2002 when he was appointed by the Board. He is a member of the Compensation and Nomination/Governance Committees.

Michael B. Esstman,  58,
is general partner of Esstman Investments, Ltd., retired Senior Vice President, GTE International Telecom Services, GTE Corporation. Prior to serving as Senior Vice President at GTE, Mr. Esstman was Executive Vice President, Customer Segments, GTE Domestic Telephone Operations from 1995 to 1997. He has been a director since December 2002 when he was appointed by the Board. He is a member of the Audit and Nomination/Governance Committees.

Frederick W. Lang,  80,
is the Company's Chairman Emeritus. From 1966 to May 2002, he served as the Company's President and Chief Executive Officer and then as Chairman and Chief Executive Officer. He has been a director since 1966.

Michael J. LaVelle,  65,
is the Company's President and Chief Executive Officer. He has been employed by the Company since 1989. He served as the Company's Southern Region Vice President and Senior Vice President of Operations and President and Chief Operating Officer prior to being named President and Chief Executive Officer in 2002. Since June 2004, Mr. LaVelle serves as CEO and Chair of the Board of Directors. He has been a director since 2000.

Margaret A. Loftus,  60,
is a principal in Loftus Brown-Wescott, Inc., business consultants, and also served as Vice President-Software for Cray Research, Inc. She is a director of Datalink Corporation and is Board Chair of Unimax Systems Corporation. Ms. Loftus has been an Analysts International director since 1993. She is the Chair of the Compensation Committee and a member of the Nomination/Governance Committee.

Edward M. Mahoney,  75,
is retired Chairman and Chief Executive Officer of Fortis Advisers, Inc., an investment advisor, and Fortis Investors, Inc., a broker-dealer. He is also a former director of the eleven Fortis mutual fund companies managed by Fortis Advisers, Inc. Mr. Mahoney has been an Analysts International director since 1980. He is Chair of the Audit Committee and a member of the Compensation Committee.

Robb L. Prince,  63,
is a financial consultant and former Vice President and Treasurer of Jostens Inc., a school products and recognition company. He is also a former director of the eleven mutual fund companies managed by Fortis Advisers, Inc. and Fortis Securities, a closed-end securities fund. Mr. Prince became an Analysts International director in 1994. He is Chair of the Nomination/Governance Committee and a member of the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To management's knowledge, no director, officer, or ten percent shareholder or any affiliates of such persons had in the last fiscal year or currently has any material interest, direct or indirect, in any transaction in which the Company was involved. In fiscal year 2004, the Company paid Piper Jaffray & Co. ("Piper Jaffray") approximately $71,000 for financial consulting and advisory services. Katie L. Norman, the daughter of board member Frederick W. Lang, received approximately $28,400 of the above amount for services rendered in connection with the transaction.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership by Principal Shareholders

The table below sets forth certain information, as of March 31, 2005, as to each person or entity known to the Company to be the beneficial owner of more than 5% of the Company's common stock:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

Columbia Wanger Asset Management, L.P. WAM Acquisition GP, Inc. Columbia Acorn Trust 227 West Monroe Street, Suite 3000 Chicago, IL 60606	2,556,600 (1)	10.4%
Bank of America Corporation 100 North Tryon Street Floor 25, Bank of America Corporate Center Charlotte, NC 28255	1,541,800 (2)	6.3%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,434,822 (3)	5.8%
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	1,400,000 (4)	5.7%

(1)
As reported in their Schedule 13G dated February 11, 2005, Columbia Wanger Asset Management L.P. and WAM Acquisition GP, Inc. ("WAM" and "WAM GP", respectively) have shared voting power over 2,556,600 shares and shared dispositive power over 2,556,600 shares. These securities are owned by various individual and/or institutional investors which WAM serves as an investment advisor with power to direct investments and/or shared power to vote the securities. WAM GP serves as WAM's general partner with shared voting and shared dispositive power over the securities. Columbia Acorn Trust, an investment company, has shared voting power and shared dispositive power over 2,300,000 of the 2,556,600 shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, WAM, WAM GP, and Columbia Acorn Trust are deemed to be beneficial owners of such securities; however, WAM, WAM GP and Columbia Acorn Trust expressly disclaim that they are, in fact, the beneficial owners of such securities.

(2)
Bank of America Corporation, Fleet National Bank and Columbia Management Group, Inc. ("BOA," "Fleet" and "CMG", respectively) have shared voting and dispositive power over the shares. Columbia Management Advisors, Inc. is a wholly-owned subsidiary of CMG. CMG is a wholly-owned subsidiary of Fleet. Fleet is a wholly-owned subsidiary of BOA. As reported in their Schedule 13G dated February 11, 2005, Fleet has sole voting power over 307,000 of the shares and sole dispositive power over 338,300 of the shares. Columbia Management Advisors, Inc. has sole voting power of 1,192,600 of the shares and sole dispositive power over 1,203,500 of the shares. BOA has shared voting power over 1,499,600 of the shares and shared dispositive power over

  1,541,800 of the shares, with Fleet and CMB each having shared voting power over 1,192,600 of the shares and shared dispositive power over 1,203,500 of the shares.

(3)
As reported in its Schedule 13G dated February 9, 2005, Dimensional Fund Advisors Inc. has sole voting and dispositive power over all the shares as an investment advisor to four investment companies and as investment manager to certain other commingled group and separate accounts (the "Funds"); however, all shares are owned by the Funds.

(3)
As reported in its Schedule 13G dated January 13, 2005, Heartland Advisors, Inc., an investment advisor, has shared voting and dispositive power over the shares

Beneficial Ownership by Management

The table below sets forth certain information, as of March 31, 2005, regarding the beneficial ownership of the outstanding shares held by directors and director nominees, executive officers named in the Summary Compensation Table, and executive officers and directors as a group.

Name	Common Shares Owned(1)	Acquirable Within 60 Days(2)	Total Ownership

Jeffrey P. Baker	203,000	-0-	203,000
John D. Bamberger	465,244	123,000	588,244
Willard W. Brittain	-0-	-0-	-0-
Krzysztof K. Burhardt	2,000	1,500	3,500
Colleen M. Davenport	3,010	39,250	42,260
Willis K. Drake	11,006	33,000	44,006
Michael B. Esstman(3)	5,000	1,500	6,500
Frederick W. Lang(3)	378,978	1,500	380,478
Michael J. LaVelle	149,271	161,424	310,695
Margaret A. Loftus	7,085	33,000	40,085
Edward M. Mahoney(3)	33,051	33,000	66,051
Robb L. Prince	11,475	33,000	44,475
David J. Steichen	-0-	23,750	23,750
All Directors and Executive Officers as a group (13 persons)			1,753,044(4)

(1)
Except as otherwise indicated, each person possesses sole voting and investment power over the shares shown above.

(2)
Shares that can be purchased by exercising options which were exercisable, or can be exercised within 60 days of, the record date.

(3)
Mr. Esstman's total includes 1,000 shares owned by the Esstman Investment Ltd. partnership and of which he is a 1% owner and his children are 99% owners. Mr. Lang's share total includes 28,500 shares owned by adult children and of which he disclaims beneficial ownership. Ms. Loftus' total includes 535 shares owned by an adult child and of which she disclaims beneficial ownership. Mr. Mahoney's total includes 14,000 shares owned by him as trustee and over which he has sole voting and investment power.

(4)
Total ownership by management is 7.1% of the outstanding shares. Messrs. LaVelle, Bamberger and Lang own 1.3%, 2.4% and 1.6%, respectively, of the outstanding shares of the Company. No other executive officer or director owns more than 1% of the total outstanding shares.

Equity Compensation Plan Table

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	2,271,089	$ 7.08	805,837
Equity compensation plans not approved by security holders(2)	120,195	$ 3.19	99,608

Totals	2,391,284	$ 6.88	905,445

(1)
In 2000, the Board of Directors adopted the Analysts International Corporation 2000 Nonqualified Stock Option Plan in conjunction with its acquisition of the remaining 19.9% of SequoiaNET.com. The Plan remains in effect until terminated by the Board. The Plan provided for 225,000 nonqualified options to be available for grant at no less than 85% of fair market value on the date of grant. No options have been granted at less than 100% of value on the date of grant. Options are exercisable pursuant to terms and conditions of stock option agreements established by the Administrator of the Plan. All options issued under this plan become exercisable in increments of 25% over a four-year period beginning one year after the date of the grant.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Compensation Committee, consisting of three non-employee directors, meets formally and consults informally during the year. A more complete description of the functions of the Compensation Committee is set forth above under the caption "Board Committees and Compensation."

Compensation Philosophy and Objectives.    The Company's executive compensation philosophy is to pay for performance. The objectives of the Company's executive compensation program are to:

  •
  Provide compensation that enables the Company to attract and retain key executives.

  •
  Reward the achievement of desired Company performance goals.

  •
  Align the interest of the Company's executives to shareholder return through long-term opportunities for stock ownership.

The executive compensation program provides an overall level of compensation opportunity that the Compensation Committee believes, in its judgment and experience, is competitive with other companies of comparable size and complexity. Actual compensation levels may be greater or less than compensation levels at other companies based upon annual and long-term Company performance as well as individual performance. The Compensation Committee uses its discretion to establish executive compensation at levels that in its judgment are warranted by external or internal factors as well as an executive's individual circumstances. In arriving at what it considers appropriate levels and components of compensation, the Compensation Committee from time to time utilizes industry compensation data provided by Watson Wyatt & Company, a nationally recognized compensation-consulting firm, or other publicly available resources.

Executive Compensation Program Components.    The Company's executive compensation program consists of base salary, annual cash bonus incentives and long-term incentives in the form of stock options. The particular elements of the compensation program are discussed more fully below.

Base Salary.    Base pay levels of executives are determined by the potential impact of the individual on the Company and its performance, the skills and experience required by the position, salaries paid by other companies for comparable positions and personal and corporate development goals and the overall performance of the Company. Base salaries for executives are maintained at levels that the Compensation Committee believes, based on its own judgment and experience, are competitive with other companies of comparable size and complexity.

Annual Cash Bonus Incentives.    The Compensation Committee emphasizes annual cash bonus incentives as a means of rewarding executives for significant Company and individual performance. The Compensation Committee establishes objective performance criteria for incentive compensation for each executive officer, taking into account business conditions and profit projections for the coming year. Incentive compensation for each executive officer is based on attainment of the performance criteria so established. Performance criteria for each of the past three fiscal years for Mr. LaVelle, Mr. Baker, Mr. Bamberger, Ms. Davenport and Mr. Steichen have been based on the Company's attainment of specified pre-tax profit objectives.

The Compensation Committee believes that this incentive arrangement creates a direct relationship between the most important measure of Company performance—profit—and executive compensation.

Long-Term Incentives.    Long-term incentives are provided in the form of stock options. The Committee and the Board of Directors believe the management's ownership of a significant equity interest in the Company is a major incentive in building shareholder wealth and aligning the long-term interests of management and shareholders. Stock options, therefore, are granted at the market value of the common shares on date of grant and typically vest in installments of 25% per year beginning one year after grant. The value received by the executive from an option granted depends completely on increases in the market price of the Company's common shares over the option exercise price. Consequently, the value of the compensation is aligned directly with increases in shareholder value. Grants of stock options are made by the Compensation Committee based upon the executive's contribution toward Company performance and expected contribution toward meeting the Company's long-term strategic goals.

Stock Awards.    The Board believes that granting restricted stock awards is another effective means to promote future growth and development of the Company. Such awards increase a proprietary interest in the Company's success. Restricted stock awards are evidenced by a restricted stock agreement and may include a possibility of forfeiture.

Deferred Compensation.    The Company maintains a non-qualified deferred compensation plan referred to as the Special Executive Retirement plan (SERP) for executives whom the Compensation Committee determines should participate in the plan. Further information about this Plan can be found in the "Other Arrangements" section herein.

Tax Deductibility Considerations.    Deductibility of compensation paid to the Company's executive officers is limited to $1 million per executive, except for certain "performance-based" compensation as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee has been advised that compensation attributable to stock options granted under plans approved by shareholders will qualify as performance-based compensation. For 2005, compensation in the form of salary and cash bonus incentives will not exceed the limit and therefore will be fully deductible, and the Committee does not anticipate that compensation in these forms for any individual executive officer will exceed the deductibility limit in the foreseeable future. The Committee will take appropriate action regarding the deductibility of executive compensation at such future time as it deems necessary.

M.A. Loftus, Chair
K.K. Burhardt
E.M. Mahoney

Members of the Compensation Committee

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by the Chief Executive Officer and other executive officers of the Company for the years ended January 1, 2005, January 3, 2004, and December 28, 2002.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation ($)	Restricted Stock Awards ($)(1)	Number of Securities Underlying Options	All Other Compensation(2)

Michael J. LaVelle Chief Executive Officer	2004 2003 2002	$364,657 375,433 357,364	$55,100 0 0	0 0 0	$386,000 0 0	0 0 50,000	$3,810 1,967 1,980
Jeffrey P. Baker(3) President	2004	$201,554	$55,100	$136,533(3)	$557,800	300,000	$138
John D. Bamberger Chief Operating Officer	2004 2003 2002	$358,056 361,977 328,330	$55,100 0 74,046	0 0 0	0 0 0	0 0 50,000	$450 477 450
Colleen M. Davenport Secretary and General Counsel	2004 2003 2002	$205,894 203,750 198,904	$29,000 0 0	0 0 0	0 0 0	20,000 0 50,000	$300 213 270
David J. Steichen Chief Financial Officer and Treasurer	2004 2003 2002	$168,544 131,493 111,674	$45,000 0 0	0 0 0	0 0 0	40,000 10,000 5,000	$300 268 270

(1)
During 2004, Mr. LaVelle and Mr. Baker were issued restricted stock awards of 100,000 shares and 200,000 shares, respectively. As of January 1, 2005, Mr. LaVelle's award was valued at $400,000 and Mr. Baker's award was valued at $800,000 based on the Company's stock price as reported on NASDAQ on that date. Mr. LaVelle's award vests equally over three years and Mr. Baker's award vests equally over four years. Vested shares of restricted stock awards are entitled to receive dividends if declared by the Company, however, the Company's current debt agreement prohibits the payment of dividends.

(2)
Represents life insurance premiums paid for each executive officer.

(3)
Mr. Baker joined Analysts International in June 2004. Amount includes perquisites used by Mr. Baker of $66,688 for the personal use of the golf membership and dues in fiscal 2004, which membership is for 20 years and is transferable to other Company executives if the Board so chooses, and $69,845 of relocation costs paid by the Company on Mr. Baker's behalf during 2004.

Options/SAR Grants During 2004 Fiscal Year

The following tables show certain information regarding stock options granted during fiscal 2004 to the Company's executive officers, the number of options exercised by them during the fiscal year and the number and value of options unexercised at fiscal year end. The Company has not granted stock appreciation rights in the past fiscal year and does not have any outstanding stock appreciation rights.

Aggregated Option Grants in Last Fiscal Year

					Potential Realizable Value(2)
Name	Number of Options Granted(1)	% of Total Options Granted In Fiscal Year	Exercise Price	Expiration Date	5%	10%
M.J. LaVelle	0	0%	N/A	N/A	$0	$0
J.P. Baker	300,000	67.4%	$3.00	6/18/2014	$564,000	$1,431,000
J.D. Bamberger	0	0%	N/A	N/A	$0	$0
C.M. Davenport	20,000	4.5%	$3.86	10/21/2014	$48,200	$123,800
D.J. Steichen	40,000	9.0%	$2.79	6/18/2014	$70,800	$178,800

(1)
All options were granted at an exercise price equal to the fair market value on the date of grant, except for Mr. Baker's grant which was above the fair market value on the date of grant. The grants provide that the options are not exercisable during the first year after the grant, and thereafter become exercisable at the rate of 25% per year for each of the next four years.

(2)
The dollar amounts under these columns are the result of calculations at 5% and 10% rates required by rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the stock price.

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Value

			Unexercised Shares		Value of Unexercised In-The-Money Shares
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
M.J. LaVelle	0	$0	161,424	31,250	$6,250	$0
J.P. Baker	0	$0	0	300,000	$0	$300,000
J.D. Bamberger	0	$0	123,000	12,000	$7,500	$7,500
C.M. Davenport	0	$0	39,250	33,250	$0	$2,800
D.J. Steichen	0	$0	23,750	51,250	$3,225	$56,625

GRAND TOTAL:	0	$0	347,421	427,750	$16,975	$366,925

Other Arrangements

Employment Contracts.    Agreements with the Company's executive officers provide that, following a change in control, the Company will (i) continue their employment for 36 months without reduction in compensation (base salary or incentive), duties, status or benefits or (ii) provide them with a severance payment should their employment be terminated during the 36 months. The amount of the severance payment would be 2.99 times annualized eligible earnings, as defined in the employment agreements. Mr. Bamberger's employment contract, signed in conjunction with the April 2000 acquisition of SequoiaNET.com, provided for a specific term with an expiration date of April 23, 2004. The contract automatically renews for one-year periods thereafter unless terminated on sixty (60) days' prior written notice by either party. Neither party provided the other notice of termination of Mr. Bamberger's agreement prior to the 60-day automatic renewal date on April 23, 2005.

Senior Executive Retirement Plan.    The Company's executive officers are eligible for retirement benefits under an executive retirement plan which provides for a lump sum or an annual payment at normal retirement age equal to a percentage of average cash compensation for the highest five years of the last ten years of employment. The percentages are 45% for Messrs. LaVelle, Baker, and Bamberger and 30% for Ms. Davenport. Benefits for Messrs. LaVelle, Baker, Bamberger, and Steichen and Ms. Davenport are further limited by a vesting schedule which provides for full vesting after twenty years of employment with the Company. The benefit is payable for fifteen years in the case of retirement after age 65. Estimated annual benefits payable to Messrs. LaVelle, Baker, Bamberger, Steichen and Ms. Davenport under these plans following retirement at age 65 are $129,000, $171,000, $103,000, $54,000, and $60,000, respectively. A trust agreement has been entered into with Wells Fargo Bank, N.A., as trustee, under which the trustee is to hold the assets required to fund the plans for executive officers and make the required distributions.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the 1934 Act requires the Company's directors, and executive officers, and persons who beneficially own more than ten percent (10%) of the Company's Common Stock, to file with the Securities and Exchange Commission ("Commission") initial reports of beneficial ownership and reports of changes in beneficial ownership of common shares of the Company. Specific due dates for those reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by those due dated during fiscal 2004. Directors, officers and greater than ten percent shareholders are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required, the Company believes that during the fiscal year ended January 1, 2005, all Form 3, Form 4 and Form 5 filing requirements were met except, Mr. Esstman reported two transactions for the purchase of an aggregate of 1,000 shares on a Form 4 that was not timely filed.

PROPOSAL NUMBER TWO

Ratification of Appointment of Independent Registered Public Accounting Firm

Unless otherwise directed by the shareholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of the firm of Deloitte & Touche LLP to examine the accounts of the Company for the fiscal year ending December 31, 2005. Management believes that neither Deloitte & Touche LLP nor any of its partners presently has or has held within the past three years any direct or indirect interest in the Company. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

Independent Registered Public Accounting Firm's Fees

The following fees were billed by Deloitte & Touche LLP for fiscal years 2004 and 2003:

	Deloitte & Touche LLP
	FY 2004	FY 2003

Audit Fees(1)	$399,945	$139,800
Audit-Related Fees(2)	61,000	15,300
Tax Fees(3)	30,070	25,000
All Other Fees(4)	0	0

TOTAL	$491,015	$180,100

(1)
Audit Fees are primarily for services including the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q.

(2)
Audit-Related Fees are primarily for services in connection with employee benefit plan audits, accounting research, UK regulatory audit, and Sarbanes-Oxley Section 404 advisory services.

(3)
Tax Fees include fees for services provided in connection with tax consulting and tax return review services.

(4)
The Company paid no Other Fees to Deloitte & Touche.

The Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining Deloitte & Touche LLP's independence and has determined that such services are compatible with maintaining Deloitte & Touche LLP's independence.

Pre-Approval Policy

The Audit Committee has adopted a policy requiring the pre-approval of all audit and non audit-related services. This policy also prohibits the purchase of the non-audit services prohibited by the rules and regulations of the SEC.

Report of the Audit Committee

The role of the Audit Committee is to oversee the Company's financial reporting process. Management is responsible for the Company's financial statements and reporting process, including the Company's systems of internal controls. The Company's independent registered public accounting firm are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. A copy of the Audit Committee Charter, which has been adopted by the Company's Board of Directors and further describes the role of the Audit Committee in overseeing the Company's financial reporting process, is attached to the 2004 Proxy Statement as Appendix A and is available on the Company's Investor Relations page of its website.

In performing its functions, the Audit Committee reports that:

  •
  The Committee met with the Company's independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their audit, the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting;

  •
  The Committee reviewed and discussed with management the audited financial statements included in the Company's Annual Report, management's representations regarding the financial statements and the Company's internal controls;

  •
  The Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU § 380), as modified or supplemented;

  •
  The Committee received the written disclosures and the letter from the Company's independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with them matters relating to their independence; and

  •
  The Committee received information from management and the independent registered public accounting firm with respect to information technology consulting services relating to financial information systems design and implementation and other non-audit services provided by the Company's independent registered public accounting firm, and considered whether the provision of those services is compatible with maintaining the auditors' independence.

  •
  The individual Committee members and the Committee as a whole comply with the independence requirements set forth in applicable regulations.

Based upon its reviews and discussions with the independent registered public accounting firm and management, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2005 for filing with the Securities and Exchange Commission.

E.M. Mahoney, Chair
M.B. Esstman
R.L. Prince

Members of the Audit Committee

Stock Performance Graph

The following graph compares the Company's five-year cumulative total return over the period beginning January 1, 1999 and ending December 31, 2004 as compared to the NASDAQ Index, the S&P 500 Index, and a peer group index selected by the Company. The total shareholder return assumes $100 invested at the beginning of the period in Analysts International Common Stock and in each of the foregoing indices. It also assumes reinvestment of all dividends. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2004

ASSUMES INITIAL INVESTMENT OF $100
*TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
NOTE: TOTAL RETURNS BASED ON MARKET CAPITALIZATION

The peer group index reflects the stock performance of the following publicly traded companies in the Company's industry: American Management Systems, Computer Data Systems, Inc., Computer Horizons Corporation, Computer Sciences Corporation, Computer Task Group, and Keane Inc.

OTHER INFORMATION

Other Business

The three proposals that have been properly submitted for action by shareholders at the Annual Meeting are as listed in the Notice of Annual Meeting of Shareholders. Management is not aware of any other items of business which will be presented for shareholder action at the Annual Meeting. Should any other matters properly come before the meeting for action by shareholders, the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2006 Shareholder Proposals

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Company by December 23, 2005, to be considered for inclusion in the Company's proxy statement and related proxy for the 2006 Annual Meeting.

Also, if a shareholder proposal intended to be presented at the 2006 Annual Meeting but not included in the Company's proxy statement and proxy is received by the Company after March 8, 2006, then management named in the Company's proxy form for the 2006 Annual Meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy material.

ANNUAL REPORT

A copy of the Company's Annual Report to Shareholders for the fiscal year ended January 1, 2005, including financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.

FORM 10-K

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 1, 2005, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND A LIST OF EXHIBITS TO SUCH FORM 10-K. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K UPON THE ADVANCE PAYMENT OF REASONABLE FEES. REQUESTS FOR A COPY OF THE FORM 10-K AND/OR ANY EXHIBIT(S) SHOULD BE DIRECTED TO THE SECRETARY OF ANALYSTS INTERNATIONAL CORPORATION, 3601 WEST 76TH STREET, EDINA MN 55435. YOUR REQUEST MUST CONTAIN A REPRESENTATION THAT, AS OF MARCH 31, 2005, YOU WERE A BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE 2005 ANNUAL MEETING OF SHAREHOLDERS.

By the Order of the Board of Directors

Colleen M. Davenport Secretary

Whether or not you plan to attend the meeting, please fill in, date and sign the enclosed proxy exactly as your name appears thereon and mail it promptly in the enclosed envelope.

ANALYSTS INTERNATIONAL CORPORATION
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
Log on to the Internet and go to http://www.eproxyvote.com/anly		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE

☒	Please mark votes as in this example.

1.	ELECTION OF DIRECTORS.		ANALYSTS INTERNATIONAL CORPORATION
	(01) W.W. Brittain	(05) M.J. LaVelle
	(02) K.K. Burhardt	(06) M.A. Loftus
	(03) M.B. Esstman	(07) E.M. Mahoney
	(04) F.W. Lang	(08) R.L. Prince
					FOR	AGAINST	ABSTAIN
	FOR ALL NOMINEES ☐	☐ WITHHELD FROM ALL NOMINEES	2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as independent registered public accounting firm for the year ending December 31, 2005.	☐	☐	☐
☐
For all nominees except as noted above
			3.	In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.
Please be sure to sign and date this Proxy.
Signature:	Date:	Signature:	Date:

DETACH HERE

ANALYSTS INTERNATIONAL CORPORATION

PROXY FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints M.J. LaVelle and C. M. Davenport or either one of them with full power of substitution, as proxy or proxies, to vote all Common Shares of Analysts International Corporation of the undersigned at the Annual Meeting of Shareholders on May 26, 2005 and at all adjournments thereof, on the matters on the reverse side.

This Proxy will be voted as specified on the reverse side. If no specification is made, the Proxy will be voted in favor of the matters on the reverse side.

PLEASE COMPLETE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Please sign your name exactly as it appears hereon. In the case of stock held in joint tenancy, all joint tenants must sign. Fiduciaries should indicate title and authority.

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TABLE OF CONTENTS
GENERAL INFORMATION
CORPORATE GOVERNANCE
PROPOSAL NUMBER ONE Election of Directors
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Equity Compensation Plan Table
EXECUTIVE COMPENSATION
Summary Compensation Table
Aggregated Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and FY-End Option Value
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
PROPOSAL NUMBER TWO Ratification of Appointment of Independent Registered Public Accounting Firm
Comparison of 5 Year Cumulative Total Return Assumes Initial Investment of $100 December 2004
OTHER INFORMATION
ANNUAL REPORT
FORM 10-K